AMENDED AND RESTATED EMPLOYMENT AGREEMENT


	THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of this 3rd day of October, 1996, by and between ALEXIUS A. DYER III, an individual resident of the State of Georgia ("Executive"), and INTERNATIONAL AIRLINE SUPPORT GROUP, INC., a Delaware corporation ("Company").


W I T N E S S E T H

	WHEREAS, Executive and Company entered into an Employment Agreement as of December 1, 1995 (the "Employment
Agreement");

	WHEREAS, Executive and Company desire to amend the Employment Agreement on the terms and conditions set forth herein;

	WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company on the terms and conditions set forth herein;

	NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

	Section   Employment.

        Duties.  Subject to the terms contained
herein, Company hereby agrees to the continued employment of Executive, and Executive hereby accepts such continued employment. Executive shall serve as President and Chief Executive Officer of Company and as Chairman of its Board of Directors. In his capacity as the President and Chief Executive Officer of the Company, Executive shall (i) be in charge of the operations and management of the business of the Company; (ii) establish the Company's policies and strategy, subject to the overall direction of the Board of Directors; and (iii) assume and perform such further reasonable responsibilities and duties assigned to him by the Board of Directors of the Company. Executive shall devote his full business time (except for periods of illness and incapacity) and best efforts to rendering services on behalf of Company. Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of such Board of Directors, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him or from serving, subject to the prior approval of such Board of Directors, as a member of the board of directors or as a trustee of any other corporation, association or entity.

             Directorship. The Executive shall serve as a member of the Board of Directors of the Company so long as he is employed by the Company. Executive shall serve as a member of the Board of Directors of the Company pursuant to this Agreement without any additional compensation.

I.  	Section   Term.

	The employment of Executive hereunder shall commence as of the date hereof and shall continue for a period of five years (the "Employment Term") from the date hereof.
Following the Employment Term, this Agreement shall continue in force for successive one-year terms (each, a "Renewal
Term") unless either the Company or the Executive provides not less than ninety days prior written notice to the other that this Agreement shall terminate at the end of the Employment Term. During any Renewal Term, either the
Company or the Executive may terminate this Agreement effective at the end of a subsequent Renewal Term by giving the other party not less than ninety days prior written notice of such termination.

Section   Compensation; Expenses.



          Salary.  During the Employment Term and any
Renewal Term, Executive shall be paid a salary by Company at the annual rate of not less than One Hundred Thirty Five Thousand Dollars ($135,000.00) (as from time-to-time increased in accordance with the terms of this Agreement, the "Salary"); provided, however, that (i) the Salary shall be increased to an annual rate of not less than One Hundred Seventy-five Thousand Dollars ($175,000) effective upon the consummation of a transaction pursuant to which the Company's payment obligations with respect to its outstanding indebtedness are restructured in a manner satisfactory to the Board of Directors (a "Restructuring"). The Salary shall be reviewed by the Board of Directors of the Company on an annual basis and the Salary may be increased based on the performance of Executive; provided that the Executive shall be entitled to annual cost of living increases. The Salary shall be paid to Executive in equal weekly installments, less all applicable withholding taxes in the same manner as other executive officers of the Company.

         3.2. [Reserved].

         3.3.    Bonuses.  In addition to the Salary,
Executive shall be paid, subject to conditions set forth herein, an annual bonus ("Bonus") during the Employment Term and any Renewal Term in respect of each fiscal year of the Company commencing on or after May 31, 1995. The Bonus payable under this subsection 3.3 in each such fiscal year shall be not less than an amount equal to five percent (5%) of the Company's net income before extraordinary and non-recurring items and income taxes, and before giving effect to any bonuses paid to the Company's employees, including the Bonus, as reported on the Company's periodic filings with the Securities and Exchange Commission, subject to the following adjustments: (i) there shall be excluded from the computation of net income any item of revenue (including, without limitation, cancellation of indebtedness income) or expense attributable to the Restructuring or to any litigation commenced by or against the Company and (ii) items of revenue and expense attributable to the sale of aircraft (whether now owned or acquired in the future) shall not be considered extraordinary or non-recurring items regardless of the treatment accorded such items under generally accepted accounting principles or the rules of the Securities and Exchange Commission. The Bonus shall be paid in cash not later than the ninetieth (90th) day following the last day of the fiscal year with respect to which such Bonus was earned and in a manner in accordance with the ordinary payroll practices of the Company. Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company shall be permitted to pay to the Executive a bonus in an amount in excess of the amount that would be paid pursuant to the formula described in the second sentence of this paragraph based on the performance of the Executive.

        3.4. Participation in Employee Stock Option Plan. During the Term, Executive shall be entitled to participate in the Company's 1996 Long Term Incentive and Share Award Plan (the "Stock Option Plan"), a copy of which is attached hereto as Exhibit A. All Awards under the Plan shall be made in accordance with and subject to the terms of the Plan. Upon closing of the Restructuring and in accordance with the terms thereof, Executive shall be entitled to receive options for 224,543 shares of the Company's Common Stock (after giving effect to the reverse stock split to be effected in connection with the Restructuring), the terms of which shall be in accordance with the Option Agreements attached as Exhibit B.

         3.5.    Other Remuneration.  Executive shall be
entitled to such other remuneration as the Board of Directors of the Company may hereafter from time-to-time approve for payment to Executive.

         3.6.    Expenses.  Executive is authorized to
incur reasonable and necessary expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities, including travel expenses to the Company's offices in Miami. The Company will reimburse Executive for all such expenses upon presentation by Executive from time-to-time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

	Section   Additional Employment Benefits.

	During the Employment Term and any Renewal Term,
Company shall provide Executive with the following fringe benefits (collectively, the "Benefits"):

        Medical Insurance.  Executive shall be
entitled to participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as shall be made available to similarly situated officers of the Company on the terms and subject to the conditions set forth in such plans.

        Vacation.   Executive shall receive four
weeks of paid vacation time each fiscal year during the Employment Term. In the event that this Agreement is terminated by the Company other than for cause, Executive shall be paid for each unused vacation day at the rate of 1/365th of the Salary in effect during the year in which the vacation day accrued.

        Other. In addition to the foregoing,
Executive shall be entitled to the prerequisites and other fringe benefits made available to senior executives of the Company.

	Section   Termination.

	The following provisions relate solely to termination of the Executive's employment during the Employment Term and any Renewal Term:

         Death or Disability.

         Subject to Section 7 below, this
Agreement shall terminate automatically upon the Executive's death.

         Subject to Section 7 below, the Company
shall at all times have the right to terminate the Executive's employment hereunder at any time after the Executive shall be absent from his employment, for whatever cause, including but not limited to mental or physical incapacity, illness or disability
(collectively "Disability") for a continuous period of more than twenty-six (26) weeks.


         Cause.  The Company may terminate the
Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) if Executive is convicted by a court of competent jurisdiction of a felony, (ii) if Executive engages in illegal or other wrongful conduct substantially detrimental to the business or the reputation of the Company, or (iii) repeated violations by the Executive of the Executive's obligations under Sections 1.1 or 1.2 of this Agreement unless Executive corrects such violation within ten (10) days after written notice from the Company of such violation or if, having once received such notice of violation and having so corrected such violation, Executive at any time thereafter again violates Executive's obligations under Sections 1.1 or 1.2 of this Agreement.

        Change of Control or Change of Responsibilities. Following a "Change of Control" (as defined below) of the Company or a "Change of Responsibilities" (as defined below), the Executive shall have the right to terminate his employment (i) by resignation on not less than ninety (90) days' prior written notice given within six (6) calendar months after the occurrence of such Change of Control or Change of Responsibilities, as the case may be, or (ii) by resignation on not less than ninety (90) days' prior written notice given within eighteen (18) calendar months after such Change of Control or Change of Responsibilities, as the case may be.

		A "Change of Control" means:

	(i)	a "person" or "group" (within the meaning of
Sections 13(d) and 14(d)(2) of the Securities Exchange
Act of 1934 (the "Exchange Act") becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of voting stock representing more that 35% of the total voting power of the total voting stock of the Company on a fully diluted basis;

	(ii)	individuals who on the date hereof constitute
the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the closing date with respect to the Restructuring or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

	(iii)	the sale of all or substantially all of
the Company's assets in one transaction or a series of related transactions to any person or group.

		A "Change of Responsibilities" shall occur upon any of the following:

	(i)	the making of any material change by the
Company or a "Successor" (as defined below) in the Executive's function, duties or responsibilities with the Company or the Successor, as the case may be, that would cause the Executive's position to become of less dignity, responsibility, importance or scope;

	(ii)	the relocation of the Company's headquarters
from Miami, Florida (other than to Atlanta, Georgia);
or

	iii)	the occurrence of any material breach of this
Agreement by the Company, including, without limitation, the failure to pay any material amounts owed under this Agreement.

		"Successor" means the person, or group of persons, that (i) operates all or substantially all of the Company's business following a Change of Control or (ii) that survives a merger or consolidation of the Company that constitutes a Change of Control.

	Section   Notice of Termination.
	Any termination by the Company for Cause shall be communicated in writing to the Executive and if the termination date is other than the date of receipt, the notice shall specify the termination date.

 	Section   Obligations of the Company Upon Termination.

	The following provisions apply only in the event the Executive's employment hereunder is terminated.

			Death. If the Executive's employment is terminated by reason of the Executive's death, the Company shall pay, in addition to any accrued benefits payable hereunder, the Salary to the Executive's legal representatives for a period of eighteen months subsequent to such Termination. The Salary may be paid, at the option of the Company, either in a lump sum or in equal monthly installments. The Executive's family shall also be entitled to receive benefits at least equal to those provided by the Company to surviving families of executives of the Company in comparable positions under such plans, programs and policies relating to family death benefits, if any. The Executive's family shall also be entitled to receive the prior year's Bonus or any portion thereof remaining unpaid at the time of Executive's death, plus a bonus equal to the product of the prior year's Bonus multiplied by a fraction, the numerator of which is the number of months Executive was employed during the year of death and the denominator of which is twelve.

			Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled to receive, in addition to any accrued benefits payable hereunder, the Salary for a period of eighteen months subsequent to such termination. The
Salary may be paid, at the option of the Company, either in a lump sum or in equal monthly installments. The Executive shall also be entitled to receive benefits at least equal to those provided by the Company to disabled employees of the Company in accordance with such plans, programs and policies relating to disability, if any. The Executive shall also be entitled to receive the prior year's Bonus or any portion thereof remaining unpaid at the time of Executive's termination, plus a bonus equal to the product of the prior year's Bonus multiplied by a fraction, the numerator of which is the number of months Executive was employed during the year of termination and the denominator of which is twelve.

       Cause. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Salary through the date of termination at the rate in effect at the time notice of termination is given and shall have no further obligation to the Executive under this Agreement. The Executive shall also be entitled to receive the prior year's Bonus or any portion thereof remaining unpaid at the time of Executive's termination.

       Termination Without Cause. If the Company shall terminate the Executive's employment with the Company without Cause:

              the Company shall pay to the Executive
at the time such payments would otherwise be payable hereunder, the Salary for the remaining Employment Term or any Renewal Term. The Executive shall also be entitled to receive the prior year's Bonus or any portion thereof remaining unpaid at the time of Executive's termination, plus a bonus equal to the product of the prior year's Bonus multiplied by a fraction, the numerator of which is the number of months Executive was employed during the year of termination and the denominator of which is twelve;

              the Company shall, promptly upon
submission by the Executive of supporting documentation, pay or reimburse, or cause to be paid or reimbursed, to the Executive any business related costs and expenses paid or incurred by the Executive on or before the date of termination which would have been payable if the Executive's employment had not terminated;

        until the eighteen month anniversary of
the Executive's termination, the Company shall continue benefits (or equivalent coverage) to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs and policies in effect as of the date of termination; and

        (d)     until the eighteen month anniversary of
the Executive's termination, the Company shall furnish the Executive with office space in Atlanta, Georgia that is comparable to the office space now occupied by the Executive; provided, however, that, the Company's obligation to provide such office space shall termination upon the Executive's commencement of other employment.

              Change of Control. Upon the occurrence of a Change of Control (as defined in Section 5.3) or Change of Responsibilities, and an election by the Executive to terminate his employment, the Company (or the Successor) shall pay the Executive severance pay equal to one (1) times the "Base Amount" (as defined below). Upon the occurrence of a Change of Control pursuant to which the Successor does not assume the Company's obligations pursuant to this Agreement, the Company shall pay the Executive severance pay equal to one (1) times the Base Amount. The severance pay payable pursuant to this Section 7.5 shall be paid in a lump sum. In addition, the Executive shall be entitled to receive the benefits described in Section 7.4 for the period set forth in such Section. "Base Amount" means the Executive's average annual compensation (including Salary, bonus, fringe and pension benefits and deferred compensation) paid by the Company for the most recent two
(2) years ending prior to the Change of Control.

	Section   Non-Disclosure.

	Except as expressly permitted by the Company, or in connection with the performance of his duties hereunder, the Executive shall not at any time during or subsequent to his employment by the Company, disclose, directly or indirectly to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers or suppliers, the Company's sources of leads and methods of obtaining new business, the Company's marketing plans or strategy or the Company's methods of doing and operating its business (collectively, "Confidential Information") except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or, as the case may be, an affiliate of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of the Executive. The Executive acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of the Company's business.

 	Section 	Books and Records.

	All books, records and accounts relating in any manner to the Company's customers or suppliers, whether prepared by the Executive or otherwise coming into the Executive's possession, and all copies thereof in the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of the Executive's employment hereunder or upon the Company's request at any time.

I. 	Section 	Injunction.

	Executive acknowledges that if he were to breach any of the provisions of Sections 8 or 9, it would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Executive agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to a decree of specific performance and to a temporary and permanent injunction, without being required to post a bond, enjoining and restraining such breach by the Executive, his associates, his partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever remedies or actual damages the Company may possess.

	Section   Company's Covenant.

	The Company agrees that it shall not enter into any agreement pursuant to which a Change of Control would occur unless it makes provision in such agreement for the assumption by the Successor of the Company's obligations pursuant to this Agreement.

	Section   Miscellaneous.

        Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representatives and assigns, and Company and its respective successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company.

        Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia (without giving effect to the conflicts of law principles thereof). No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

        Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person (by courier service or otherwise) or seven days after being deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and addressed as follows:

1. 			If to Company:

International Airline Support Group,
Inc.
8095 Northwest 64th Street
Miami, Florida  33166

1.                      If to Executive,
addressed to:

Mr. Alexius A. Dyer III
481 Manor Ridge Drive
Atlanta, Georgia  30305

         Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreement to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

 	IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.


                             INTERNATIONAL AIRLINE SUPPORT
                             GROUP, INC.


                             By:
                             Title:  Chairman,
                             Compensation Committee



EXECUTIVE

Alexius A. Dyer III